Exhibit 99.1

Pandora Adds Anthony J. “Tony” Vinciquerra as New Independent Member to its Board of Directors Effective Immediately

Media veteran brings decades of experience in advising and growing global businesses

OAKLAND, Calif., March 23, 2016 — Pandora (NYSE:P), the go-to music source for fans and artists, today announced that it is expanding the size of Pandora’s board from 9 seats to 10 seats with the addition of Anthony J. “Tony” Vinciquerra, a technology, media and telecom expert with over 30 years of industry experience. Vinciquerra will join the board as a Class III Director and will be included in Pandora’s proxy statement for election at the 2017 Annual Meeting of Stockholders.

Vinciquerra has three decades of experience in the media industry, which includes advising and growing Fortune 100 media and technology companies. Since 2011, he has been a Senior Advisor to Texas Pacific Group (TPG) in the Technology, Media and Telecom sectors. He has extensive public-company board experience, serving as a director of Qualcomm since July 2015. He previously served as a director of DirecTV from September 2013 until its sale to AT&T in July 2015, Motorola Mobility Holdings, Inc. from January 2011 to May 2012, and Motorola, Inc. from July 2007 to January 2011.

Prior to his tenure at TPG, Vinciquerra was Chairman and Chief Executive Officer of Fox Networks Group, the largest and most profitable operating unit of News Corporation. Earlier in his career, he held various management positions in the broadcasting and media industry. He holds a B.A. degree in marketing from the State University of New York.

“We’re delighted to welcome Tony to our Board. His extensive experience and insights will greatly benefit Pandora,” said Brian McAndrews, CEO and Chairman of Pandora. “Tony’s addition will help guide Pandora as we grow the company, expand profitability and deliver value for shareholders.”

“We look forward to having Tony on the Board as we work to realize the value that Pandora holds for our stockholders,” said Peter Gotcher, Lead Independent Director on Pandora’s Board. “As the fourth new independent director added in the past 12 months, Tony’s appointment is emblematic of our continued efforts to bring highly experienced and talented individuals with unique perspectives to the Board.”
Vinciquerra will join the board as an independent director. He follows the appointments of media, music and entertainment veterans Mickie Rosen, Roger Faxon and Tim Leiweke who joined the Pandora Board of Directors in 2015 as part of Pandora’s ongoing commitment to bring fresh expertise and skills to advance the company’s growth strategy.

About Pandora
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.

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Pandora
Dominic Paschel, 510-842-6960
Investor Relations
investor@pandora.com

Stephanie Barnes, 415-722-0883
Corporate Communications and Public Relations
sbarnes@pandora.com

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